EXHIBIT 10.1

Non-negotiable Promissory Note

NON-NEGOTIABLE PROMISSORY NOTE

$22,099,343.00 USD	Cincinnati, Ohio

July 11, 2008

On July 11, 2008, Mesa Air Group ("Mesa"), for value received, promises to pay to the order of the GE Engine Services, Inc. ("GE"), having its principal place of business at 1 Neumann Way, Cincinnati, Ohio 45215, in lawful money of the United States of America and in immediately available funds, the principal sum of $22,099,343, together with interest as set forth below.

This Note is being issued in part, in connection with the Agreement for Maintenance Cost Management Program, Contract Number CF34-1096-074, by and between the General Electric Company and Mesa Air Group, dated January 15, 1997 and Amendment No. 1 dated December 31, 2002 (collectively, the "MCMP Agreement"), and in part for other past due amounts for services rendered to Mesa by GE. This Note has been executed to document the payment obligations owed to GE by Mesa under the MCMP Agreement, and does not, in any respect, evidence an obligation independent from or in addition to the obligations under the MCMP Agreement.

Beginning on August 1, 2008, and continuing on the first day of each calendar month thereafter ("Due Date") until maturity on July 1, 2012 (the "Maturity Date"), principal and interest will be payable in 48 monthly installments. This Note may be prepaid in full or in part, at any time, without premium or penalty, and at GE's sole discretion, one of either the Maturity Date or payment amount of this Note may be adjusted. On the Maturity Date, any remaining outstanding principal and accrued interest will be due and payable in full.

The principal balance on this Note outstanding from time to time shall bear interest at an annual rate equal to the then current one year London Inter Bank Offered Rate for U.S. Dollar deposits, as published in the Wall Street Journal, plus 600 basis points.

GE will invoice Mesa 15 days before the payment Due Date, and Mesa will make all payments on or before the payment Due Date. All payments made under this Note shall be in U. S. Dollars, immediately available for use, via wire transfer by Mesa to:

GE Engine Services, Inc.
Account No.: 1010933861
ABA No.: 043000096
SWIFT No.: PNCCUS33
PNC Bank
Pittsburgh, PA 15265-1792
USA

Each of the following constitutes an "Event of Default" hereunder:

  Mesa fails to keep its payments current pursuant to the terms of the Engine Service Agreement, effective as of July 1, 2008 by and between GE Engine Services, Inc. and Mesa (the "Agreement"), or
  Mesa fails to pay when due, any principal and interest payment under this Note and does not cure such failure within 5 days after written notice from GE of such failure, or
  Mesa's violation of any covenant or agreement contained in this Note and does not sure such violation within 5 days after written notice from GE of such violation, any change in control of Airline that is not previously approved by the written consent of GE, or
  Mesa becomes insolvent, or
  a receiver is appointed for any part of Mesa's property, or
  Mesa makes an assignment for the benefit of creditors, or
  any proceeding is commenced either by Mesa or against Mesa under any bankruptcy or insolvency laws, or
  Mesa ceases to conduct business in the normal course.

  Upon the occurrence of any of the foregoing Events of Default, GE may at its sole discretion:

      consider this Note to be in default and the entire unpaid principal sum, together with accrued interest, will become immediately due and payable in full; or
      consider any or all of GE and Mesa's other agreements or contracts to be in material breach, and in such an event, GE may at its option:
        suspend performance under this Note, and any or all of the other agreements and contracts, until a reasonable time after all defaults have been cured, and/or terminate this Note and any or all other such agreements and contracts; and/or pursue any other remedy with respect to this Note or the other agreements and contracts which the law permits.

In no event will the interest rate of this Note exceed the highest rate permissible under any law that a court of competent jurisdiction will, in a final determination, deem applicable to this Note. In the event that a court determines the GE has received interest and other charges under this Note in excess of the highest permissible rate applicable to this Note, such excess will be deemed received to the account of, and will automatically be applied to reduce the amounts due to GE from Mesa under this Note, other than interest, and the provisions of this Note will be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, GE will refund such excess to Mesa.

Mesa waives presentment for payment, demand, notice of dishonor, protest, notice of protest, and all other demands and notices in connection with delivery, performance, and enforcement of this Note and agrees this Note or any payment under this Note may be extended from time to time by GE without in any way affecting the liability of Mesa.

This Note may only be changed in a written instrument signed by both parties.

This Note will be governed and interpreted under the laws of the State of New York, without regard to its conflict of laws principles. Mesa agrees that the State and Federal courts of New York, or any other court in which GE initiates proceedings, have exclusive jurisdiction over all matters arising out of this Note and that service of process in any such proceeding will be effective if mailed to Mesa at its address described in the Notice section of the Agreement.

In witness whereof, Mesa has executed this Non-Negotiable Promissory Note as of this 14th day of July, 2008.

Mesa Air Group

By: /s/ Mike Lotz
Mike Lotz

Title: President and COO

Mike Lotz signed before me this 14 th day of July, 2008.

/s/ Lynn Flaquer
Notary:
My commission expires ___________